CERTIFICATE OF MERGER
OF
CLEAR SKIES ACQUISITION CORP.
INTO
CLEAR SKIES GROUP, INC.

Under Section 904 of the Business Corporation Law

1.	The name of each constituent corporation is CLEAR SKIES ACQUISITION, CORP., a Delaware corporation, and CLEAR SKIES GROUP, INC., a New York corporation.

2.	The name of the surviving corporation is CLEAR SKIES GROUP, INC.

3.	As to each constituent corporation, the designation and number of outstanding shares of each class and series and the voting rights thereof are:

Name of Constituent Corporation	Designation and number of outstanding shares of each class and series.	Class or Series entitled to vote	Class or Series entitled to vote as a class
Clear Skies Acquisition, Corp.	Common Stock, par value $0.001 per share, 1,000 shares outstanding	Common Stock	N/A
Clear Skies Group, Inc.	Common stock, par value $0.01 per share, 4,442,000 shares outstanding	Common Stock	N/A

4.	CLEAR SKIES ACQUISITION CORP. was incorporated on December 18, 2007, in the State of Delaware and has not filed an Application for Authority in New York.

5.	CLEAR SKIES GROUP, INC. was incorporated on September 24, 2003, in the State of New York.

6.	The merger was adopted by each constituent corporation in the following manner:

(a) As to CLEAR SKIES GROUP, INC., by the affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon;

(b) CLEAR SKIES ACQUISITION CORP. has complied with the applicable provisions of the laws of the State of Delaware in which it is incorporated, and this merger is permitted by such laws. The manner in which the merger was authorized with respect to said corporation was by the written consent of the sole stockholder thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, we have signed this certificate on the 19th day of December, 2007:

CLEAR SKIES ACQUISITION CORP.

By:	/s/ Bobby Stanley
Name: Bobby Stanley Title: President

CLEAR SKIES GROUP, INC.

By:	/s/ Ezra Green
Name: Ezra Green Title: President